ENERGY TRANSFER ANNOUNCES INCREASE IN QUARTERLY CASH DISTRIBUTION

Distribution Represents More Than 30 Percent Increase Compared to Prior Year

Dallas, April 26, 2022 – Energy Transfer LP (NYSE: ET) today announced a quarterly cash distribution of $0.20 per Energy Transfer common unit ($0.80 on an annualized basis) for the first quarter ended March 31, 2022, which will be paid on May 19, 2022 to unitholders of record as of the close of business on May 9, 2022.
The distribution per unit is more than a 30 percent increase over the first quarter of 2021 and represents another step in Energy Transfer’s plan to return additional value to unitholders while maintaining its target leverage ratio of 4.0x-4.5x debt-to-EBITDA. Future increases to the distribution level will be evaluated quarterly with the ultimate goal of returning distributions to the previous level of $0.305 per quarter, or $1.22 on an annual basis, while balancing the partnership’s leverage target, growth opportunities and unit buy-backs.
In addition, as previously announced, Energy Transfer plans to release earnings for the first quarter of 2022 on Wednesday, May 4, 2022, after the market closes. The company will also conduct a conference call on Wednesday, May 4, 2022 at 3:30 p.m. Central Time/4:30 p.m. Eastern Time to discuss quarterly results and provide a company update. The conference call will be broadcast live via an internet webcast, which can be accessed on Energy Transfer’s website at energytransfer.com. The call will also be available for replay on Energy Transfer’s website for a limited time.
Energy Transfer LP (NYSE: ET) owns and operates one of the largest and most diversified portfolios of energy assets in North America, with a strategic footprint in all of the major U.S. production basins. Energy Transfer is a publicly traded limited partnership with core operations that include complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, natural gas liquids (NGL) and refined product transportation and terminalling assets; and NGL fractionation. Energy Transfer also owns Lake Charles LNG Company, as well as the general partner interests, the incentive distribution rights and 28.5 million common units of Sunoco LP (NYSE: SUN), and the general partner interests and 46.1 million common units of USA Compression Partners, LP (NYSE: USAC). For more information, visit the Energy Transfer LP website at energytransfer.com.
Forward Looking Statements
This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results, including future distribution levels and leverage ratio, are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. In addition to the risks and uncertainties previously disclosed, the Partnership has also been, or may in the future be, impacted by new or heightened risks related to the COVID-19 pandemic, and we cannot predict the length and ultimate impact of those risks. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
This release serves as qualified notice to nominees as provided for under Treasury Regulation section 1.1446-4(b)(4) and (d). Please note that 100 percent of Energy Transfer LP’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Energy Transfer LP’s distributions to foreign investors are subject to federal tax withholding at the highest applicable effective tax rate. Nominees, and not Energy Transfer LP, are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

The information contained in this press release is available on our website at energytransfer.com.

Contacts
Investor Relations:
Bill Baerg
Brent Ratliff
Lyndsay Hannah
214-981-0795

Media Relations:
Vicki Granado
214-840-5820